UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	June 27, 2014
(June 27, 2014)

Exact Name of Registrant as Specified
Commission	in Charter, State of Incorporation,	I.R.S. Employer
File Number	Address and Telephone Number	Identification No.

001-32462	PNM Resources, Inc.	85-0468296
(A New Mexico Corporation)
414 Silver Ave. SW
Albuquerque, New Mexico 87102-3289
(505) 241-2700

002-97230	Texas-New Mexico Power Company	75-0204070
(A Texas Corporation)
577 N. Garden Ridge Blvd.
Lewisville, Texas 75067
(972) 420-4189

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On June 27, 2014, PNM Resources, Inc.’s wholly-owned subsidiary, Texas-New Mexico Power Company (“TNMP”), issued $80,000,000 aggregate principal amount of its 4.03% First Mortgage Bonds, due 2024, Series 2014A (the “Bonds”) in a private placement in reliance on an exemption from registration under the Securities Act of 1933 (the “Securities Act”). The Bonds were sold by TNMP to institutional accredited investors (as defined by Rule 501(a) of the Securities Act) pursuant to a Bond Purchase Agreement dated December 9, 2013 (the “Bond Purchase Agreement”). TNMP agreed to sell the Bonds subject to the satisfaction of certain terms and conditions stated in the Bond Purchase Agreement. The Bond Purchase Agreement, together with the form of the Sixth Supplemental Indenture (defined below) attached thereto as Schedule C, was filed as Exhibit 10.1 to TNMP’s Current Report on Form 8-K filed December 10, 2013.
The Bonds were issued pursuant to TNMP’s First Mortgage Indenture dated as of March 23, 2009 (the “First Mortgage Indenture”), between TNMP and Union Bank, N.A. (successor to The Bank of New York Mellon Trust Company, N.A.), as trustee (the “Trustee”), as previously supplemented and amended and as further supplemented by the Sixth Supplemental Indenture thereto, dated as of June 27, 2014, between TNMP and the Trustee (the “Sixth Supplemental Indenture” and, together with the First Mortgage Indenture, the “Indenture”). The Bonds are secured by a first mortgage lien on substantially all of TNMP’s property, subject to excepted encumbrances, reservations, contracts and other exceptions as are permitted by the Indenture, and rank equally in right of payment with all other securities theretofore or thereafter issued under the First Mortgage Indenture.
Interest on the Bonds is payable semi-annually on January 1 and July 1 of each year, commencing on January 1, 2015, at a fixed rate of 4.03% per annum. TNMP may, upon not less than 10 nor more than 60 days’ prior written notice (unless the holders of more than 50% of the principal amount of the then-outstanding Bonds agree in writing to another time period), prepay at any time all, or from time to time any part of, the Bonds, in an amount not less than 10% of the aggregate principal amount of the Bonds then outstanding in the case of a partial prepayment, at a prepayment price equal to the sum of (a) 100% of the principal amount so prepaid, (b) accrued and unpaid interest thereon and (c) a make-whole amount, if any, determined for the prepayment date with respect to such principal amount. The principal amount of the Bonds is payable on July 1, 2024.
The First Mortgage Indenture contains events of default customary for such a transaction, including, without limitation: failure to pay interest on any Security (as defined in the First Mortgage Indenture) for 60 days after becoming due; failure to pay the principal of or premium on any Security when due; failure to comply with or breach of any covenant or warranty contained in the First Mortgage Indenture, subject to a 90 day cure period after written notice of default has been delivered and certain events relating to reorganization, bankruptcy and insolvency of TNMP. If an “Event of Default” (as defined in the First Mortgage Indenture) occurs and is continuing, the Trustee or the holders of not less than 33% in principal amount of the Securities then outstanding may declare the principal amount of all Securities then outstanding to be immediately due and payable.
In addition, the Sixth Supplemental Indenture contains bond repurchase events (subject to a 15 day cure period), including, without limitation: actions by TNMP or any Controlled Entity (as defined in the Sixth Supplemental Indenture) which subject a Bond holder to terrorism sanctions regulations; the sale or lease of TNMP’s assets in excess of specified thresholds during any calendar year; defaults in respect of obligations relating to certain debt; failure to deliver to each institutional investor Bond holder certain financial and business information related to TNMP and material misrepresentations of any representation or warranty contained in the Sixth Supplemental Indenture. If a “Bond Repurchase Event” (as defined in the Sixth Supplemental Indenture) occurs and is continuing, TNMP must repurchase the Bonds for a purchase price equal to the aggregate principal amount of the Bonds then outstanding, plus all accrued and unpaid interest thereon and a make-whole amount determined for the Bond Repurchase Event date with respect to such principal amount.
The above description of the Indenture does not purport to be a complete statement of the parties’ rights and obligations thereunder. Such description is qualified in its entirety by reference to the Sixth Supplemental Indenture, a copy of which is attached to this Current Report on Form 8-K as Exhibit 4.1, and the First Mortgage Indenture, filed with the Company’s Current Report on Form 8-K filed March 27, 2009 as Exhibit 4.1, each of which is incorporated herein by reference.
The Bonds are not registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements and applicable state laws. This Current Report on Form 8-K does not constitute an offer to sell nor a solicitation of an offer to purchase the Bonds or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant
The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number	Description
4.1	Sixth Supplemental Indenture, dates as of June 27, 2014, between Texas-New Mexico Power Company and Union Bank, N.A., as Trustee

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PNM RESOURCES, INC. TEXAS-NEW MEXICO POWER COMPANY

(Registrants)

Date: June 27, 2014	/s/ Thomas G. Sategna
Thomas G. Sategna
Vice President and Corporate Controller
(Officer duly authorized to sign this report)

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